                    FILED PURSUANT TO RULE 424(b)(3) AND (c)
                             FILE NUMBER 333-94161

               PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 8, 2000
                      TO PROSPECTUS DATED JANUARY 26, 2000

                        INHALE THERAPEUTIC SYSTEMS, INC.

                                  $108,450,000

                                       OF
                   6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES
                              DUE OCTOBER 13, 2006

                                      AND

                        3,388,268 SHARES OF COMMON STOCK
                   ISSUABLE UPON CONVERSION OF THE DEBENTURES

This prospectus supplement supplements the prospectus dated January 26, 2000 of Inhale Therapeutic Systems, Inc. relating to the offering and sale by selling security holders described below. This prospectus supplement contains information on ownership of principal amount of debentures beneficially owned and offered and shares of our common stock issuable upon conversion of the debentures. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                            SELLING SECURITY HOLDERS

The table on pages 57, 58, 59 and 60 of the prospectus setting forth information concerning the selling security holders is amended by the addition of the following information to that table:

                                     PRINCIPAL AMOUNT OF     COMMON STOCK                              COMMON STOCK
                                         DEBENTURES          ISSUABLE UPON                              OWNED AFTER
                                     BENEFICIALLY OWNED    CONVERSION OF THE      COMMON STOCK       COMPLETION OF THE
      SELLING SECURITY HOLDER          AND OFFERED (1)        DEBENTURES             OFFERED             OFFERING
Deephaven Domestic Convertible
  Trading Ltd......................  $         1,000,000               31,242               31,242          --
Merrill Lynch, Pierce, Fenner &
  Smith, Inc. (2)..................  $        10,250,000              320,237              320,237          --
Rumson Capital LLC, as Investment
  Advisor f/b/o Navesink Equity
  Derivative Fund..................  $         3,000,000               93,728               93,728          --
AAM/Zazove Institutional Income
  Fund, L.P........................  $           400,000               12,497               12,497          --
San Diego County Employees
  Retirement Association...........  $         1,000,000               31,242               31,242          --
ZCM/HFR Index Management, LLC......  $           100,000                3,124                3,124          --

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us in the information regarding their debentures.

(2) Merrill Lynch, Pierce, Fenner & Smith, Inc. acted as Conversion Manager in connection with privately negotiated agreements with certain holders of the Company's debentures, providing for the conversion of approximately $94.2 million aggregate principal amount of the debentures in exchange for cash payments of approximately $16.2 million in the aggregate. It also served as a Joint Lead Manager and an initial purchaser in the sale of $200 million aggregate principal amount of the Company's 5% Convertible Subordinated Notes due 2007 in February 2000 ($230 million if the over-allotment option is exercised in full).

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of debentures and the number of shares of common stock into which the debentures are convertible may increase or decrease.